AMERICAN MEDICAL ALERT CORP.
                  ANNOUNCES 2001 ANNUAL MEETING OF SHAREHOLDERS

         Oceanside, New York, June 7, 2001. American Medical Alert Corp. (Nasdaq: AMAC) announced today that its 2001 Annual Meeting of Shareholders will be held on Thursday, August 16, 2001, commencing at 10:30 a.m., local time, at the offices of the Company's counsel, Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, 9th Floor, New York, New York 10174. Shareholders of record at the close of business on July 2, 2001 are entitled to notice of and to vote at the meeting or any and all postponements or adjournment thereof.

         In light of the foregoing and in accordance with Rules 14a-5(f) and 14a-8(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will consider shareholder proposals submitted pursuant to Rule 14a-8 in connection with the Company's 2001 Annual Meeting to have been submitted a reasonable time before the Company begins to print and mail its proxy statement, and therefore timely, if such proposals are received by the Company at its principal offices at 3265 Lawson Blvd., Oceanside, New York 11572 no later than June 27, 2001. In addition, in light of the foregoing and in accordance with Rules 14a-5(e)(2) and 14a-5(f) under the Exchange Act, in order for shareholder proposals submitted outside of Rule 14a-8 in connection with the Company's 2001 Annual Meeting to be considered "timely" for purposes of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at its principal offices no later than June 27, 2001. If a proposal is received after June 27, 2001, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

         The Company expects to mail its Annual Report to Shareholders for the year ended December 31, 2000, along with the Notice and Proxy Statement of the 2001 Annual Meeting on or about July 11, 2001.

         American Medical Alert Corp. is a provider of Personal Emergency Response Systems in North America.

         CONTACT: Howard M. Siegel, President and Chief Executive Officer or Jack Rhian, Chief Financial Officer (516) 536-5850.